Exhibit 8.2

Ann Arbor	Chicago	Detroit	Las Vegas	Los Angeles	Peoria

dial: 312.721.1200 or 312.456.3674	Cameron R. Monti	email: cmonti@HowardandHoward.com

October 4, 2018

The Banc Ed Corp.

330 West Vandalia

Edwardsville, Illinois 62015

Re:                             Opinion of Federal Income Tax Consequences of Merger between The Banc Ed Corp. and First Busey Corporation

Ladies and Gentlemen:

You have requested our opinion as to whether the proposed merger of The Banc Ed Corp., a Delaware corporation (hereinafter “Banc Ed”), with First Busey Corporation, a Nevada corporation (hereinafter “First Busey”), pursuant to the terms of the Agreement and Plan of Merger dated as of August 21, 2018, between Banc Ed and First Busey (the “Merger  Agreement”) will qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  Banc Ed will be merged with and into First Busey under the laws of the State of Delaware and the State of Nevada with First Busey surviving the merger (the “Merger”) in accordance with the terms and conditions of the Merger Agreement.  This opinion is provided in connection with the Registration Statement.

We have acted as legal counsel to Banc Ed in connection with the Merger and in that connection you have requested our opinion regarding  certain United States  federal income tax consequences of the Merger.  As such, and for the purpose of rendering our opinion, we have reviewed and are relying on, with your permission (without independent investigation or review thereof other than such investigation and review as we have deemed necessary) truth and accuracy, at all relevant times, among other things, the statements, covenants, representations and warranties contained in the following documents (the below list of documents hereinafter collectively referred to as the “Documents”):

1.              The Merger Agreement (including all exhibits related thereto);

2.              The Registration Statement relating to the Merger on Form S-4 under the Securities Act of 1933, as amended (the “Act”), including the Prospectus and Proxy Statement contained therein (the “Registration Statement”), as filed by First Busey with the Securities and Exchange Commission (“SEC”).

3.              Representations and statements in an Officer’s Representation Letter related to the Merger and provided to us by First Busey, and in an Officer’s Representation Letter provided to us by

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Banc Ed, each dated the date hereof (together, the “Representation Certificates”), which representations and certifications we have not independently verified; and

4.              Such other documents, instruments, and records that we have deemed necessary or appropriate for purposes of rendering this opinion.

In rendering this opinion, we are expressly relying for purposes of our opinion on the accuracy and truth of facts, information, representations, warranties and covenants contained in the Documents as of the date of this opinion letter (the “Effective Date”).  Further, we have assumed, with your permission and without independent investigation that: (i) the factual statements and information contained in the Documents supplied to us are true, correct, and complete, and that there has been no material change with respect to such factual statements or information up to and including the Effective Date; (ii) original documents (including signatures) are authentic; (iii) Documents submitted to us as copies conform to the original documents; and (iv) there has been (or will be by the date of the Merger) due execution and delivery of all Documents where execution and delivery are prerequisites to the effectiveness of those Documents in the form as examined by us and will be binding upon all parties thereto.  We further have assumed that the Merger will be consummated in the manner contemplated by the Merger Agreement and in accordance with the Representation Certificates, and that no material condition, transaction, and/or covenant described therein and affecting this opinion will be breached or waived by either party that could adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Code.  We have also assumed that neither party will take any action after the Merger that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Code.  Additionally, we have assumed that any statements contained in the Merger Agreement or Representation Certificates that are made as to the “knowledge” of any person or are similarly qualified are and will be true, correct, and complete without such qualification.

The opinion expressed herein is based upon our analysis of the Code, the United States Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service (the “IRS”) and judicial decisions, each as in effect as of the Effective Date, and represents our best legal judgment as to the matters addressed herein. Our opinion, however, is not binding on the IRS or the courts.  Moreover, the authorities upon which our opinion is based are subject to change, potentially on a retroactive basis, and any such change could affect the opinion rendered herein.  As such, no assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.  Our opinion is based solely on the documents we have examined, the additional information we have obtained, the assumptions we have made and the representations that have been made to us.  Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information or any of such assumptions or representations is, or later becomes, inaccurate.  We express no opinion as to the tax treatment of the Merger Agreement under the provisions of any other sections of the Code or under any state, local or foreign tax laws which also may be applicable thereto or as to any other party in the merger, nor do we express any opinion as to non-tax issues such as corporate law or securities law matters.  In addition, we express no opinion as to the tax treatment of any conditions existing at the time of, or effects resulting from, transactions which are not specifically addressed herein.

We assume no duty or obligation to advise you of changes in law or facts or circumstances that come to our attention after the Effective Date that could affect our opinion. Our opinion is limited to the United States federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed herein, any other United States federal, state, local or foreign income, estate, gift, transfer, sales, use or other tax consequence that may result from the Merger or any other transaction.  No ruling has been sought or obtained from the IRS as to the federal income tax consequences of any aspect of the Merger and this opinion is not binding on the IRS or the courts.  No assurance is given that the IRS will not take a position contrary to the position reflected in this opinion, or that this opinion will be upheld by the courts if challenged by the IRS.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above, and subject to the foregoing and any other assumptions, limitations, and qualifications specified herein, it is our opinion that: (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) First Busey and Banc Ed will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (iii) no gain or loss will be recognized by holders of Banc Ed common stock upon the receipt of shares of First Busey common stock in exchange for their shares of Banc Ed common stock, except to the extent of any cash (or boot) consideration received in the Merger and any cash received in lieu of fractional shares of First Busey common stock; and (iv) the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Consequences of the Merger,” subject to the limitations, qualifications, and assumptions escribed therein, sets forth the material Unites States federal income tax consequences applicable to the Banc Ed’s shareholders in the Merger.

This opinion is being provided for the benefit of Banc Ed.  No other person or party shall be entitled to rely on this opinion.  We hereby consent to: (i) the reference to our opinion in the Registration Statement; (ii) the filing of this opinion as an exhibit to the Registration Statement; and (iii) the reference of our name in the section captioned “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement.  In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the SEC thereunder.

Sincerely,
HOWARD & HOWARD ATTORNEYS, PLLC

/s/ Cameron R. Monti
Cameron R. Monti